Exhibit 99.1

Gladstone Commercial Announces Election of Paula Novara as Director

MCLEAN, VA, October 12, 2022– Gladstone Commercial Corporation (Nasdaq: GOOD) (the “Company”) announced that Paula Novara had been elected to the 2024 class of Directors for the Company, effective October 11, 2022. Ms. Novara, age 53, has been Head of Resource Management of the Company since its founding. Ms. Novara is also Head of Human Resources, Facilities & Office Management and IT at Gladstone. Prior to joining the Company, Ms. Novara served as Assistant Vice President of Human Resources with the WMF Group and as a Consultant to Prudential Financial. From 1996 to 1997, Ms. Novara worked for TREEV, a publicly held imaging software vendor. From 1992 to 1996, Ms. Novara worked for Environmental Products Corporation in their corporate Human Resources department. Ms. Novara is certified through the Society for Human Resource Management as a Professional in Human Resources, holds an MA from Marymount University in Human Resources Management and a BA in Spanish and French from St. Mary’s College of Notre Dame. Ms. Novara is also fluent in Italian, Spanish and French. The Company believes Ms. Novara’s experience, including her in-depth knowledge of the Company, will increase the diversity of views to the benefit of the Board.

Gladstone Commercial Corporation is a real estate investment trust (“REIT”) focused on acquiring, owning and operating net leased industrial and office properties across the United States. As of June 30, 2022, Gladstone Commercial’s real estate portfolio consisted of 136 properties located in 27 states, totaling approximately 17.0 million square feet. Additional information can be found at www.gladstonecommercial.com.

Source: Gladstone Commercial Corporation

Investor Relations Inquiries: Please visit www.gladstonecommercial.com or +1-703-287-5893.